CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
	US$	US$	US$	US$
$870,000,000 4.80% Notes due 2044	870,000,000	100.000%	870,000,000	112,056

(1)    Calculated in accordance with Rule 457(r) of the US Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-190954

Prospectus Supplement

(To Prospectus Dated September 8, 2014)

Verizon Communications Inc.

$870,000,000 4.80% Notes due 2044

We are offering $870,000,000 of our notes due 2044 (the “notes”). The notes will bear interest at the rate of 4.80% per year. Interest on the notes is payable in arrears on March 23 and September 23 of each year, beginning on March 23, 2015. The notes will mature on September 23, 2044.

We may redeem the notes, in whole but not in part, on each September 23 on or after September 23, 2015 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Optional Redemption.” We may also redeem the notes prior to the maturity thereof under the circumstances described under “Description of the Notes—Tax Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form and will be offered and sold in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

	Notes	Total
Public Offering Price(1)	100.00%	$870,000,000
Underwriting Discount	0.10%	$870,000
Proceeds to Verizon Communications Inc. (before expenses)(2)	99.25%	$863,475,000

(1)	Plus accrued interest, if any, from September 23, 2014, to the date of delivery.
(2)	The net proceeds to Verizon reflect the price to public set forth above as reduced by (a) the underwriting discount set forth above and (b) an aggregate fee of $5,655,000 that Verizon will pay to Morgan Stanley & Co. LLC, Blaylock Beal Van, LLC, Great Pacific Securities, Guzman & Company and Muriel Siebert & Co., Inc. in connection with structuring services that they provided in connection with the notes. Morgan Stanley & Co. LLC, Blaylock Beal Van, LLC, Great Pacific Securities, Guzman & Company and Muriel Siebert & Co., Inc. will not underwrite or sell any notes offered hereby.

Application will be made to the GreTai Securities Market (the “GreTai”) for the listing of, and permission to deal in, the notes by way of debt issues to professional institutional investors as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the Republic of China (“ROC”) only and such permission is expected to become effective on or about September 23, 2014. The GreTai is not responsible for the content of this prospectus supplement or the accompanying prospectus and no representation is made by the GreTai as to the accuracy or completeness of this prospectus supplement or the accompanying prospectus. The GreTai expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the contents of this prospectus supplement or the accompanying prospectus. Admission to the listing and trading of the notes on the GreTai shall not be taken as an indication of the merits of us or the notes. No assurance can be given that such applications will be granted.

The notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, in the ROC, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC, which currently include: overseas or domestic banks, insurance companies, bills finance companies, securities firms, fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, securities investment trust enterprises, securities investment consulting enterprises, trust enterprises, futures commission merchants, futures service enterprises, and other institutions approved by the Financial Supervisory Commission of the ROC.

The underwriters are severally underwriting the notes being offered. The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment on or about September 23, 2014.

E.Sun Commercial Bank, Ltd.	MasterLink Securities Corporation

September 9, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the specific notes being offered, and the prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of September 9, 2014. We have not authorized anyone else to provide you with different information.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

In this prospectus supplement, “we,” “our,” “us” and “Verizon” refer to Verizon Communications Inc. and its consolidated subsidiaries.

S-i

RISK FACTORS

An investment in the notes involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus. Our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to the Notes

If we redeem the notes, you may not be able to reinvest the redemption proceeds and obtain an equal effective interest rate.

We may redeem the notes on each September 23 on or after September 23, 2015, at a redemption price that does not include a redemption premium. Prevailing interest rates for comparable securities at the time we redeem the notes may be lower than 4.80%. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate of 4.80%.

An active trading market may not develop for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

We intend to apply to list the notes on the GreTai; however, we cannot make any assurance as to:

•	the development of an active trading market or that the GreTai listing will be maintained;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which the holders would be able to sell their notes.

Any trading market that may develop for the notes may be adversely affected by changes in the overall market for investment-grade securities, changes in our financial performance or prospects, a change in our credit rating, the prospects for companies in our industry generally, any acquisitions or business combinations proposed or consummated by us, the interest of securities dealers in making a market for the notes and prevailing interest rates, financial markets and general economic conditions. A market for the notes, if any, may be subject to volatility. Prospective investors in the notes should be aware that that they may be required to bear the financial risks of such an investment for an indefinite period of time.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes for general corporate purposes, including refinancing existing indebtedness.

DESCRIPTION OF THE NOTES

Principal Amount, Maturity and Interest for the Notes

We are offering $870,000,000 of our notes which will mature on September 23, 2044.

We will pay interest on the notes at the rate of 4.80% per annum on March 23 and September 23 of each year to holders of record on the preceding March 8 and September 8, respectively. If interest or principal on the notes is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York or Taipei, Taiwan, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the notes is March 23, 2015. Interest on the notes will accrue from September 23, 2014, and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

We may issue additional notes in the future.

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (the “global notes”) in fully registered form, without coupons, and will be deposited on the closing date with a common depositary (or its nominee) for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. No link is expected to be established among The Depository Trust Company and Euroclear or Clearstream in connection with the issuance of the notes.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Should certificates be issued to individual holders of the notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes that is less than the minimum denomination would be required to purchase an additional principal amount of notes such that its holding of notes amounts to the minimum denomination. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream, such common depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and additional amounts, if any, with respect to the global notes will be credited in U.S. dollars to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in a global note through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Taiwan.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States or Taiwan. U.S. or Taiwanese investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used. Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

ROC Trading

Currently, we have not entered into any settlement agreement with Taiwan Depository & Clearing Corporation (“TDCC”) and have no intention to do so. In the future, if we enter into a settlement agreement with TDCC, an investor, if it has a securities book-entry account with a Taiwan securities broker and a foreign currency deposit account with a Taiwan bank, may settle the notes through the account of TDCC with Euroclear or Clearstream if it applies to TDCC (by filing in a prescribed form) to transfer the notes in its own account with Euroclear or Clearstream to such TDCC account with Euroclear or Clearstream for trading in the domestic market or vice versa for trading in overseas markets. For settlement through TDCC, TDCC will allocate the respective notes position to the securities book-entry account designated by such investor in the ROC. The notes will be traded and settled pursuant to the applicable rules and operating procedures of TDCC and the GreTai as domestic bonds. For such investors who hold their interest in the notes through an account opened and held by TDCC with Euroclear or Clearstream, distributions of principal and/or interest for the notes to such holders may be made by payment services banks whose systems are connected to TDCC to the foreign currency deposit accounts of the holders. Such payment is expected to be made on the second Taiwanese business day following TDCC’s receipt of such payment (due to time difference, the payment is expected to be received by TDCC one Taiwanese business day after the distribution date). However, when the holders will actually receive such distributions may vary depending upon the daily operations of the Taiwan banks with which the holder has the foreign currency deposit account.

Optional Redemption

We have the option to redeem the notes on not less than 30 nor more than 60 days’ notice, in whole but not in part, on each September 23 on or after September 23, 2015 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the date of redemption.

In addition, we may at any time purchase the notes by tender, in the open market or by private agreement, subject to applicable law.

Tax Redemption

The notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 nor more than 90 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to the date fixed for redemption, if:

(i)	we have or will become obliged to pay additional amounts with respect to the notes as provided or referred to under “—Withholding Taxes” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such notes; or

(ii)

on or after the issue date of the notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that we will become obliged to pay additional amounts with respect to the notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of our choosing to that effect based on that statement of facts. However no such notice of redemption shall be given less than 30 nor more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of the notes were then due.

Withholding Taxes

All payments of principal, interest and premium (if any) in respect of the notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any note if the beneficial owner is subject to taxation solely for reasons other than its ownership of notes, nor shall additional amounts be payable for or on account of:

(i)	any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such note) between the holder or the beneficial owner of such note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)	any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a “10 percent shareholder” of us, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such note;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v)	any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)	any Tax that would not have been imposed, withheld or deducted but for the presentation of such note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such Additional Amounts on presenting such note for payment on the last date of such period of 30 days;

(vii)	any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any notes) having failed to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service to report information) with respect to itself or any beneficial owner or account holders thereof; or

(ix)	any combination of items (i)-(viii).

For purposes of clauses (i)-(ix) above, references to the holder or beneficial owner of a note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a note if such holder or the beneficial owner of such note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such note is not the sole beneficial owner of such note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

Any additional amounts paid on the notes will be in U.S. dollars.

Additional Information

See “DESCRIPTION OF THE DEBT SECURITIES” in the accompanying prospectus for additional important information about the notes. That information includes:

•	additional information about the terms of the notes;

•	general information about the indenture and the trustee;

•	a description of certain restrictions; and

•	a description of events of default under the indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of our notes that is a nonresident alien individual or a foreign corporation, or any other person, that is not subject to U.S. federal income taxation on a net income basis in respect of the notes (a “Non-U.S. Holder”). This discussion deals only with notes held as capital assets by Non-U.S. Holders who acquire notes in this offering. It does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our notes by investors in light of their specific circumstances. In particular, this discussion does not address certain former citizens or residents of the United States, non-resident alien individuals present in the United States for 183 days or more during the taxable year, “controlled foreign corporations” or “passive foreign investment companies,” entities taxed as partnerships or partners therein, or persons otherwise subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as gift or estate tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our notes in light of your particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Interest on the Notes

Except in the circumstances described below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” payments of interest on notes owned by a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership, and (iii) such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S.-Holder (usually by providing an IRS Form W-8BEN or W-8BEN-E) or provides other appropriate documentation.

Sale or other Taxable Disposition of the Notes

Except in the circumstances described below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of a note.

Information Reporting and Backup Withholding

Payments of interest on notes owned by a Non-U.S. Holder (including additional amounts, if any), and gross proceeds from the sale or redemption of such notes within the United States or through certain U.S.-related financial intermediaries, generally are subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (usually by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Payments of interest on a note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder, regardless of whether withholding is required.

FATCA Withholding

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of our notes will generally be subject to 30% U.S. withholding tax on payments made on (and, after December 31, 2016, gross proceeds from the sale or other taxable disposition of) the notes if the Non-U.S. Holder (i) is, or holds its notes through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The future adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. You should consult your own tax advisor on how these rules may apply to your investment in the notes.

ROC Taxation

The following summary of certain taxation provisions under ROC law is based on current law and practice and that the notes will be issued, offered, sold and re-sold to professional institutional investors as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC only. It does not purport to be comprehensive and does not constitute legal or tax advice. Investors (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult with their own tax advisers regarding the tax consequences of an investment in the notes.

Interest on the Notes

As we, the issuer of the notes, are not an ROC statutory tax withholder, there is no ROC withholding tax on the interest to be paid on the notes.

ROC corporate holders must include the interest receivable under the notes as part of their taxable income and pay income tax at a flat rate of 17%. (unless the total taxable income for a fiscal year is under NT$120,000), as they are subject to income tax on their worldwide income on an accrual basis. The alternative minimum tax (“AMT”) is not applicable.

Non-ROC corporate holders are subject to ROC income tax on ROC-sourced income only and the interest receivable under the notes are not ROC-sourced income. Hence non-ROC corporate holders have no ROC income tax issue with the interest receivable under the notes. AMT does not apply either.

Sale of the Notes

In general, the sale of corporate bonds or financial bonds is subject to a 0.1%. securities transaction tax (“STT”) on the transaction price. However, Article 2-1 of the Securities Transaction Tax Act of the ROC prescribes that STT will cease to be levied on the sale of corporate bonds and financial bonds for seven years from January 1, 2010 to December 31, 2016. Therefore, the sale of the notes will be exempt from STT if the sale is conducted on or before December 31, 2016. Starting from January 1, 2017, any sale of the notes will be subject to STT at 0.1% of the transaction price, unless otherwise provided by the tax laws that may be in force at that time.

Capital gains generated from the sale of bonds are deemed ROC-sourced income but exempt from income tax. Accordingly, ROC corporate holders are not subject to income tax on any capital gains generated from the sale of the notes. However, ROC corporate holders should include the capital gains in calculating their basic income for the purpose of calculating their AMT. If the amount of the AMT exceeds the annual income tax calculated pursuant to the Income Tax Act of the ROC, the excess becomes the ROC corporate holders’ AMT payable. Capital losses, if any, incurred by such holders could be carried over five years to offset against capital gains of same category of income for the purposes of calculating their AMT.

Non-ROC corporate holders with a fixed place of business (e.g., a branch) or a business agent in the ROC are not subject to income tax on any capital gains generated from the sale of the notes. However, their fixed place of business or business agent should include any such capital gains in calculating their basic income for the purpose of calculating AMT.

As to non-ROC corporate holders without a fixed place of business or a business agent in the ROC, they are not subject to income tax or AMT on any capital gains generated from the sale of the notes.

UNDERWRITING

Subject to the terms and conditions stated in the purchase agreement, dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter’s name.

Underwriters	Principal amount of notes
E.Sun Commercial Bank, Ltd	400,000,000
MasterLink Securities Corporation	470,000,000

Total	$870,000,000

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters may make offers and sales in the United States through their respective U.S. broker-dealer affiliates.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of such notes to dealers at the public offering prices less a concession not to exceed 0.06% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.03% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering prices and other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Verizon Communications Inc.
Per note	0.10%

We will pay an aggregate fee of $5,655,000 (the “structuring fee”) to Morgan Stanley & Co. LLC, Blaylock Beal Van, LLC, Great Pacific Securities, Guzman & Company and Muriel Siebert & Co., Inc. in connection with structuring services that they provided in connection with the notes. Morgan Stanley & Co. LLC, Blaylock Beal Van, LLC, Great Pacific Securities, Guzman & Company and Muriel Siebert & Co., Inc. will not underwrite or sell any notes offered hereby.

E.Sun Commercial Bank, Ltd. and MasterLink Securities Corporation are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

The notes will constitute a new class of securities with no established trading market. Application will be made to the GreTai for the listing of, and permission to deal in, the notes by way of debt issues to professional institutional investors as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the Republic of China (“ROC”) only and such permission is expected to become effective on or about September 23, 2014. The underwriters are not obligated to carry out market-making activities with respect to the notes. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

We estimate that our total expenses for this offering (not including the underwriting discount or the structuring fee) will be approximately $675,000.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of these liabilities. Separately, in connection with structuring services that Morgan Stanley & Co. LLC, Blaylock Beal Van, LLC, Great Securities Pacific, Guzman & Company and Muriel Siebert & Co., Inc. provided in connection with the notes, we have agreed to indemnify Morgan Stanley & Co. LLC, Blaylock Beal Van, LLC, Great Securities Pacific, Guzman & Company and Muriel Siebert & Co., Inc. against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, certain underwriters or their affiliates may provide credit to us as lenders. If any of the underwriters or their affiliates provide credit to us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters are likely to hedge and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We expect that the delivery of the notes will be made to investors on or about September 23, 2014, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the third business day before the settlement date should consult their advisors.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), it has not made and will not make an offer of notes to the public in that relevant member state prior to the publication of a prospectus in relation to such offer that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100, or, if the relevant member state has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state. The expression “Prospectus Directive” means Directive 2003/71/EC 9and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)), received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act of 2012 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Republic of China

The notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, in the ROC, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC, which currently include: overseas or domestic banks, insurance companies, bills finance companies, securities firms, fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, securities investment trust enterprises, securities investment consulting enterprises, trust enterprises, futures commission merchants, futures service enterprises, and other institutions approved by the Financial Supervisory Commission of the ROC.

LEGAL MATTERS

Randal S. Milch, Executive Vice President-Public Policy and General Counsel of Verizon, is passing upon the validity of the notes for us. As of August 22, 2014, Mr. Milch beneficially owned 35,690 shares of Verizon common stock, including 13,201 shares that may be acquired within 60 days pursuant to the conversion of certain stock units under deferred compensation plans.

Cleary Gottlieb Steen & Hamilton LLP of New York, New York is acting as special legal counsel to Verizon and will issue an opinion on certain legal matters to the underwriters. Lee and Li, Attorneys-at-Law of Taipei, Taiwan is acting as special Taiwanese legal counsel to Verizon and will issue an opinion on certain legal matters to the underwriters.

Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents Verizon and its affiliates in connection with matters unrelated to the offering of the securities.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Verizon Communications Inc.

Verizon Communications Inc. may offer at one or more times common stock, preferred stock and debt securities. To the extent provided in the applicable prospectus supplement, the preferred stock and the debt securities may be convertible into, or exchangeable for, shares of any class or classes of stock, or securities or property, of Verizon Communications Inc. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Verizon Communications Inc. may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

The common stock of Verizon Communications Inc. is listed on the New York Stock Exchange and the NASDAQ Global Select Market under the symbol “VZ” and on the London Stock Exchange under the symbol “VZC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 8, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the common stock, preferred stock or debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, in some cases, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” Unless otherwise specified in this prospectus, the terms “we,” “us,” “our” and “Verizon Communications” refer to Verizon Communications Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Verizon Communications’ Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014; and

•	our Current Reports on Form 8-K filed on January 28, 2014, January 30, 2014 (two filings), February 11, 2014, February 12, 2014, February 21, 2014, March 7, 2014, March 10, 2014, May 6, 2014, May 29, 2014, June 2, 2014, June 11, 2014, June 12, 2014, June 26, 2014, July 24, 2014, August 5, 2014, August 6, 2014 and August 20, 2014 and our amended Current Report on Form 8-K/A filed on September 4, 2014 (amending our Current Report on Form 8-K previously filed on November 7, 2013).

•	the description of Verizon Communications’ Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/investor

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. The information on our website is not incorporated by reference into this document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), as amended, and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward- looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

VERIZON COMMUNICATIONS

We are a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Our wireless business, operating as Verizon Wireless, provides voice and data services and equipment sales across the United States using one of the most extensive and reliable wireless networks, with 104.6 million retail connections as of June 30, 2014. We also provide converged communications, information and entertainment services over America’s most advanced fiber-optic network, and deliver integrated business solutions to customers around the world. A Dow 30 company, we employed a diverse workforce of approximately 177,800 employees as of June 30, 2014, and generated consolidated revenues of $120.6 billion for the year ended December 31, 2013.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated:

Six Months Ended June 30, 2014	Year Ended December 31,
	2013	2012	2011	2010	2009
4.75	7.69	3.55	3.50	3.74	3.69

For these ratios, “earnings” have been calculated by adding fixed charges to income before provision for income taxes, discontinued operations, extraordinary items and cumulative effect of accounting change, and before noncontrolling interests and income (loss) of equity investees. “Fixed charges” include interest expense, preferred stock dividend requirements of consolidated subsidiaries, capitalized interest and the portion of rent expense representing interest.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for repaying debt, making capital investments, funding working capital requirements or other general corporate purposes, including financing acquisitions and refinancing existing indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of common stock, $0.10 par value per share, and 250,000,000 are shares of preferred stock, $0.10 par value per share.

Common Stock

Subject to any preferential rights of the preferred stock, holders of shares of our common stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of common stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the common stock have been paid.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of common stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Preferred Stock

Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•	entitled to receive dividends (which may be cumulative or non-cumulative) at rates, on conditions and at times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of, our assets; or

•	convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any adjustments.

As of the date of this prospectus, no shares of preferred stock are outstanding.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

The principal transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue debt securities under an indenture between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended. To the extent provided in the applicable prospectus supplement, the debt securities may be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property.

We have summarized material provisions of the indenture and the debt securities below. This summary does not describe all exceptions and qualifications contained in the indenture or the debt securities. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all of our senior unsecured debt. The indenture does not limit the amount of debt securities that may be issued and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers’ certificate will designate the specific terms relating to any new series of debt securities. (SECTION 301) These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

•	title of the series;

•	total principal amount of the series;

•	maturity date or dates;

•	interest rate and interest payment dates;

•	any redemption dates, prices, obligations and restrictions;

•	any provisions permitting the debt securities to be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any adjustments; and

•	any other terms of the series.

Form and Exchange

The debt securities will normally be denominated in U.S. dollars, in which case we will pay principal, interest and any premium in U.S. dollars. We may, however, denominate any series of debt securities in another currency or composite currency. In those cases, payment of principal, interest and any premium would be in that currency or composite currency and not U.S. dollars.

Book-Entry Only Form

The debt securities will normally be issued in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, which we refer to as “DTC,” or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

In the event that debt securities are issued in book-entry only form, DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. Debt securities represented by a global security will be exchangeable for debt securities certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities certificates.

Certificated Form

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be transferable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as “certificated.”

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the debt securities at our option subject to the conditions stated in the prospectus supplement relating to that series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (ARTICLES ELEVEN and TWELVE)

The indenture permits us to discharge or defease certain of our obligations on any series of debt securities at any time. We may defease by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities. (ARTICLE FOUR)

Liens on Assets

The debt securities will not be secured. However, if at any time we incur other debt or obligations secured by a mortgage or pledge on any of our property, the indenture requires us to secure the debt securities equally with our other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it. (SECTION 1004)

The indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the debt securities. (SECTION 301)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the indenture without your consent and the consent of others similarly affected. (SECTION 902)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities without the consent of any holder of debt securities. (SECTION 901)

Consolidation, Merger or Sale

The indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the debt securities; and

•	performance and observance of all covenants and conditions in the indenture;

•	after giving effect to the transaction, there is no default under the indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the indenture; and

•	if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities equally and ratably with, or prior to, all indebtedness secured by that lien. (ARTICLE EIGHT)

Events of Default

An event of default means, for any series of debt securities, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the indenture. (SECTION 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 502)

The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 512) We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture. (SECTION 704)

Concerning the Trustee

Within 90 days after a default occurs, the trustee must notify the holders of the debt securities of the series of all defaults known to the trustee if we have not remedied them (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). If a default described in the third bullet point under “Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 602)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 601) The trustee is not required to take any action permitted by the indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. (SECTION 603) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 601)

U.S. Bank National Association, the trustee, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to debt securities that are issued in book-entry only form.

The Clearing Systems

In the event that the debt securities are issued in book-entry only form, the debt securities may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, debt securities in book-entry only form may also be settled through accounts maintained at Clearstream Banking, société anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the debt securities and cross-market transfers of interests in the debt securities associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. The descriptions of the operations and procedures of DTC, Clearstream and Euroclear described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any underwriter, dealer, agent or purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global securities, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the trustee or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in U.S. dollars, in same-day funds, unless otherwise specified in the prospectus supplement. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Fund Settlement System. In the event that the prospectus supplement to this prospectus provides that the debt securities may also be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the debt securities settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time by any of them.

EXPERTS

The consolidated financial statements of Verizon Communications incorporated by reference in Verizon Communications’ Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Verizon Communications’ internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PLAN OF DISTRIBUTION

We may sell any of the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The prospectus supplement or pricing supplement will include:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any option by the underwriters to purchase additional securities.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the securities in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total number of shares of capital stock or principal amount of debt securities offered, the non-defaulting underwriters must purchase the securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total number of shares of capital stock or principal amount of the debt securities, we may, at our option, sell less than all the securities offered.

Underwriters and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act. Any discounts or commission that we pay them and any profit that they receive from the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be customers of us or our affiliates, may engage in transactions with us or our affiliates or perform services for us or our affiliates in the ordinary course of business.

Verizon Communications Inc.

$870,000,000 4.80% Notes due 2044

PROSPECTUS SUPPLEMENT

E.Sun Commercial Bank, Ltd.	MasterLink Securities Corporation

September 9, 2014